EXHIBIT 99.7
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AT THE TRUST
Robert G. Higgins                      Investor Relations
Vice President, General Counsel        L.G. Schafran - Chairman and
                                       Interim CEO/President
312-683-5539                           312 683-5525
bhiggins@banyanreit.com                ir@banyanreit.com



FOR IMMEDIATE RELEASE
THURSDAY, MARCH 29, 2001



           BANYAN AND DENHOLTZ EXTEND DUE DILIGENCE PERIOD;
           $250,000 OF EARNEST MONEY BECOMES NON-REFUNDABLE

CHICAGO -- MARCH 29, 2001   Banyan Strategic Realty Trust (Nasdaq: BSRTS)
announced today that it has amended its purchase contract with Denholtz Management Corporation dated January 8, 2001. Under the terms of the amendment, the due diligence period granted to Denholtz, which was set to expire on March 30, 2001, has been extended to April 9, 2001. In return, Denholtz agreed to pay Banyan $250,000 if Denholtz terminates the purchase contract prior to April 9th. Denholtz previously deposited $1.5 million in escrow. Denholtz retains the absolute right to terminate the contract in its sole discretion through April 9, 2001, subject to the $250,000 payment.

     Banyan added that the parties contemplate a more substantive amendment of the contract that would be completed by April 9, 2001. In particular, Banyan explained that this second amendment would, among other things, likely: (i) reduce the purchase price for the entire portfolio from $226 million to $224 million; (ii) reduce the amount of additional earnest money that Denholtz must deposit from $1.5 million to $750,000; (iii) extend the due date for depositing this additional earnest money from the expiration of the due diligence period to the earlier of April 30, 2001, or receipt of a firm financing commitment from Denholtz; and (iv) extend the closing date, on twenty-seven properties (contract price $185.25 million), from April 30, 2001 to June 1, 2001. Banyan explained that the parties will likely extend the closing for University Square to December 19, 2001 and that it would have the right to close the sale of Riverport and Northlake within 90 days of providing written notice to Denholtz, but not later than April 9, 2002. The contract price of the three assets excluded from the initial closing is $38.75 million. Banyan added that it would likely retain the right to sell either or both of Northlake or Riverport to a third party at any time, notwithstanding the existing contract.

     Banyan stated that the terms of the second amendment remain subject to further negotiation and stressed that there is no assurance that the amendment will be completed, or that the transaction will close.

     Banyan Strategic Realty Trust is an equity Real Estate Investment Trust (REIT) that owns primarily office and flex/industrial properties. The properties are located in certain major metropolitan areas of the Midwest and Southeastern United States, including Atlanta, Georgia and Chicago, Illinois, and smaller markets such as Huntsville, Alabama; Louisville, Kentucky; Memphis, Tennessee; and Orlando, Florida. Banyan's current portfolio consists of properties totaling 3.5 million rentable square feet. As of this date Banyan has 14,291,940 shares of beneficial interest outstanding.






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Banyan Strategic Realty Trust
Add 1



Except for the historical information contained herein, certain matters discussed in this release are forward-looking statements, the achievement of which involve risks and uncertainties such as the closing of the Denholtz transaction and other risks and uncertainties that are detailed from time to time in our reports filed with the Securities and Exchange Commission, including the report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission on March 9, 2001. Without limitation the foregoing, words such as "anticipates", "expects", "intends", "plans", and similar expressions are intended to identify forward-looking statements.





          See Banyan's Website at http://www.banyanreit.com.


   For further information regarding Banyan free of charge via fax, dial 1-800-PRO-INFO and enter BSRTS.





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